Exhibit 10.1

CASH-BASED AWARD AGREEMENT FOR COMPANY EMPLOYEES
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN

Name of Grantee:

Value of Cash-Based Award:

Grant Date:
Pursuant to the Boston Private Financial Holdings, Inc.2020 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), Boston Private Financial Holdings, Inc. (the “Company”) hereby grants a Cash-Based Award (as defined in the Plan, an “Award”) of the dollar value shown above to the Grantee named above.
By accepting this Award, the Grantee agrees to the terms and conditions of the Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit I (the “Non-Solicitation Agreement”). The Non-Solicitation Agreement addresses confidentiality of Company information, post-employment restrictions on solicitation of employees and customers or clients and other similar matters and should be reviewed carefully by the Grantee. If this Award is not so accepted within 60 days of the Grant Date, the Grantee shall forfeit this Award in its entirety (regardless of whether vested or unvested). To the extent that the Grantee is a party to any other agreements that include non-solicitation, confidentiality or other similar obligations, the obligations in the Non-Solicitation Agreement supplement such obligations, such that such pre-existing non-solicitation, confidentiality or other similar obligations shall continue in effect and shall not be superseded by the obligations in the Non-Solicitation Agreement, nor shall any obligations under the Non-Solicitation Agreement be limited by the terms of any pre-existing non-solicitation, confidentiality or other similar obligations.

1.Nonassignment and Antialienation. This Award may not be transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any amount payable with respect to the Award may not be transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Award has vested as provided in Paragraph 2 of this Agreement and (ii) payment has been made to the Grantee in accordance with the terms of the Plan and this Agreement.

2.Vesting of Cash-Based Award. The Grantee shall have no rights to this Award unless he or she shall have executed the Award and returned the executed agreement electronically to Human Resources. The Award shall vest on (the “Vesting Date”) subject to satisfaction of the milestones defined in the attached Schedule A. The Award shall vest if, and only to the extent that, the milestones described on Schedule A are met during the specified Measurement Period (as defined on Schedule A). The dollar value set forth above represents the maximum value that will become payable if the milestones described on Schedule

A are met, and the actual value payable could be lower than the Award and could be zero. The Grantee shall forfeit any portion of the Award that does not vest on the Vesting Date. The Administrator may at any time accelerate the vesting criteria specified in this Paragraph 2.
3.Termination of Employment. Except as otherwise provided in this Paragraph 3 above or Section 3(c) of the Plan, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Award that has not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated (a) (i) due to the Grantee’s disability (as determined by the Administrator), or (ii) by the Company without Cause (as defined below), the Grantee shall be eligible to vest, on the Vesting Date, with respect to a pro-rated portion of the final Award that the Grantee would have received had the Grantee’s employment not terminated prior to the Vesting Date, calculated based on (A) the number of days from the Grant Date through the date of the Grantee’s termination of employment, divided by (B) the number of days from the Grant Date through the Vesting Date, if, and only to the extent that, the milestones described on Schedule A are met during the Measurement Period, (b) due to the Grantee’s Retirement (as defined in Company’s Retirement Policy, as in effect from time to time), this Award shall be subject to the Company’s Retirement Policy, as in effect from time to time, or (c) due to the Grantee’s death, the Award shall vest with respect to a pro-rated portion of the Target Award, calculated based on (i) the number of days from the Grant Date through the date of the Grantee’s termination of employment divided by (ii) the number of days from the Grant Date through the Vesting Date. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.
“Cause” means (i) actions by the Grantee that satisfy the elements of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or (ii) dishonest acts against the Company or any of its Subsidiaries, or (iii) misconduct which the Company reasonably believes may cause financial loss to the Company or any of its Subsidiaries or may cause damage to the business reputation of the Company or any of its Subsidiaries, or (iv) willful or repeated misconduct or gross neglect in performing the Grantee’s duties for the Company or any of its Subsidiaries, or (v) breach of fiduciary duty by the Grantee, or (vi) material breach of any confidential information or other agreement between the Grantee and the Company or any of its Subsidiaries, or (vii) material violation of any code of ethics or any policy against sexual harassment or other discriminatory harassment of the Company or any of its Subsidiaries, or (viii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clause (iv) or clause (viii), no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company and any of its Subsidiaries. In the event the Grantee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to the Grantee for purposes of this Agreement and not this definition.
4. Sale Event. Notwithstanding the provisions of Paragraph 2 above or Section 3(c) of the Plan, or the provisions of any employment or other agreement between the Grantee and the Company or any Subsidiary that is in effect as of the date hereof, in the event of a Sale Event prior to the end of the Measurement Period, the Award shall automatically become vested with respect to a pro-rated portion of the Target Award calculated based on (a) the number of days from the Grant Date through the effective date of such Sale Event divided by (b) the number of days from the Grant Date through the Vesting Date, subject to the terms of the Plan and to any applicable adjustments to the performance metrics set forth on Schedule A in connection with such Sale Event that may be made in the sole discretion of the Administrator and the parties to such Sale Event.

5.    Payment of Award. As soon as practicable following the Vesting Date (but in no event later than thirty days after the Vesting Date), the Company shall issue to the Grantee the dollar value of the portion of the Award that has vested pursuant to Paragraph 2 of this Agreement on such date.

6.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.    Tax Withholding. Amounts payable pursuant to the Award shall be subject to all applicable Federal, state, and local taxes required by law to be withheld on account of such taxable event.

8.     Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9.     No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10.     Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.     Clawback. This Award shall be subject to the Company’s clawback policy, as in effect from time to time. If there is no such clawback policy in effect, (a) this Award and any amounts payable pursuant to this Award shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of this Award was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria; and/or (b) if the Company or its Subsidiaries terminate a grantee’s Service Relationship due to the grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder), which conduct, directly or indirectly, results in the Company preparing an accounting restatement, this Award, whether or not vested, as well as any amounts payable pursuant to this Award shall be subject to forfeiture, recovery and “clawback.”

12.     Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Subsidiaries and Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

13.     Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL
HOLDINGS, INC.

By:
Title: Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature
Grantee’s Name

SCHEDULE A
PERFORMANCE CRITERIA